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EXHIBIT 8.2

[letterhead of Arthur Andersen]

December 13, 1999


United Pan-Europe Communications N.V.
Fred. Roeskestraat 123
1076 EE  AMSTERDAM
The Netherlands



Re.:  10 7/8% Senior Notes due 2007
      11 1/4% Senior Notes due 2009
      13 3/8% Senior Discount Notes due 2009
      S-4 Registration Statement




Ladies and Gentlemen:

We have acted as Netherlands tax counsel to United Pan-Europe Communications N.V., a Netherlands company (the "Company"), in connection with the filing by the Company under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-4 with the United States Securities and Exchange Commission (the "Registration Statement").

Pursuant to the Registration Statement, (i) up to $200,000,000 and 100,000,000 euro aggregate principal amount at maturity of the Company's outstanding 10 7/8% Senior Notes due 2007 (the "Outstanding Senior Notes due 2007") are exchangeable for up to a like principal amount of the Company's 10 7/8% Series B Senior Notes due 2007 (the "Exchange Senior Notes due 2007"), (ii) up to $252,000,000 and 101,000,000 euro aggregate principal amount at maturity of the Company's outstanding 11 1/4% Senior Notes due 2009 (the "Outstanding Senior Notes due 2009") are exchangeable for up to a like principal amount of the Company's 11 1/4% Series B Senior Notes due 2009 (the "Exchange Senior Notes due 2009"), and
(iii) up to $478,000,000 and 191,000,000 euro aggregate principal amount at maturity of the Company's outstanding 13 3/8% Senior Discount Notes due 2009 (the "Outstanding Discount Notes") are exchangeable for up to a like principal amount of the Company's 13 3/8% Series B Senior Discount Notes due 2009 (the "Exchange Discount Notes," and collectively with the Outstanding Senior Notes due 2007 and Outstanding Senior Notes due 2009, Exchange Senior Notes due 2007 and Exchange Senior Notes due 2009, and Outstanding Discount Notes, the "Notes," and the offer of the Company to exchange the Exchange Notes for the Outstanding Notes, the "Exchange Offer"). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to indentures dated as of October 29, 1999 between the Company and Citibank N.A. (the "Indentures").


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We have prepared the discussion in the Registration Statement under the caption
"Certain Tax Consequences - Certain Netherlands Tax Consequences," which is only addressing the Dutch fiscal aspects applicable to holders of the Notes. The discussion under that caption is our opinion of the expected material Dutch fiscal consequences of the Exchange for holders of the Notes, subject to the conditions, limitations and assumptions described therein.

We express no opinion as to any law other than the tax laws of The Netherlands in force at the date hereof as applied and interpreted according to present case law of the Netherlands courts, administrative rulings and authoritative tax law scholars. We have no obligation to update this opinion. Our opinion has no binding effect on the Dutch tax authorities and/or Dutch courts. The Dutch tax authorities may take a position contrary to our opinion and if the matter is litigated, a court may reach a decision contrary to our opinion.

In addition, we draw your attention to the fact that in The Netherlands a tax reform is pending which could become effective as of January 1, 2001. It could in particular change the taxation in relation to notes held by individual holders resident or deemed resident of The Netherlands. As this proposed new legislation is still pending, it may be subject to change.

Our opinion is based on the facts and agreements contained in (i) the Registration Statement dated December 13, 1999, (ii) the Indentures, (iii) the Note Registration Rights Agreement, dated October 29, 1999, among the Company and the Initial Purchasers and (iv) the Purchase Agreement, dated October 22, 1999, among the Company and the Initial Purchasers (collectively, the "Note Documents"), which we received by e-mail and/or fax. We assume that the Note Documents will be properly executed in the form submitted to and examined by us and referred to herein and will be valid and binding when executed.

Our opinion may change if (i) applicable law changes, (ii) any of the facts with respect to the Notes (as included in the Note Documents, and the representations made by you) are inaccurate, incomplete, or change, (iii) if the conduct of the parties is materially inconsistent with the facts reflected in the Note Documents or the representations or (iv) any of the assumptions we have made herein are not correct.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

Yours sincerely,

ARTHUR ANDERSEN
Belastingadviseurs


/s/                                             /s/
Sander Kloosterhof                              Hugo Everaerd